Exhibit 10.13

ANTONIO P. MOURA ACCOUNTING AND TAX SERVICES 17 BAUM DRIVE. THOMASTON, Connecticut 06787 (860) 283-4145 apmoura13@optonline.net

ENGAGEMENT LETTER

March 13, 2008

Rene Arbic

President/CEO

Physicians Remote Solutions, Inc.

550 Chemin du Golf Suite 202

Ile des Soeurs, Quebec

Canada H3E 1A8

Dear Mr. Arbic;

The purpose of this letter of engagement is to indicate to you that I will be the accountant for your company in order to organize your financial preparation in QuickBooks including any subsidiaries and interface with the Company’s independent auditors in submitting financial information requested by them, to enable, among other things, your company to prepare filings for the United States Securities and Exchange Commission, and to assist in financial planning, in the offerings of securities. This engagement will also include the preparation of Federal and State Corporate franchise and income tax returns.

1.

Client: The client is Physicians Remote Solutions, Inc., a Florida corporation (the “Company”), the office of which is located at 550 Chemin du Golf, Suite202, Ile des Soeurs, Quebec, Canada H3E 1A8.

2.

Term of Engagement: This engagement commenced on March 13, 2008 and will terminate, if not mutually renewed or earlier terminated, on March 12, 2009.

As is appropriate in any professional relationship, you may terminate our engagement at any time upon reasonable notice, and I retain that right as well, subject on my part to the applicable rules of professional conduct. In the event that I terminate the engagement, I will take such steps as are reasonably practicable to protect your interests in the above matter. In the event that our representation is terminated, you agree to pay all bills representing reimbursable expenses thereafter rendered covering the period prior to termination. If you terminate the engagement for cause, all share certificates not required to be delivered to me will be cancelled on the books and records of the Company; if the engagement is cancelled not for cause, I am entitled to the immediate delivery of all share certificates required to be delivered to me.

3.

Conclusion of Representation; Retention and Disposition of Documents: Unless previously terminated or extended, my representation of the Company will terminate upon my sending you my final statement for services rendered in this matter. Following such termination, any otherwise non-public information you have supplied to me will be kept confidential in accordance with the applicable rules of professional conduct. At your request, your papers and property will be returned to you. My own files pertaining to the matter, which may include copies of your papers, will be retained by me. These firm files include, for example, administrative records, expense reports, and internal work product such as drafts, notes, internal memoranda, and legal and factual research, including investigative reports, prepared by or for the my internal. For various reasons, including the minimization of unnecessary storage expenses, I reserve the right to destroy or otherwise dispose of any such documents or other materials retained by me within a reasonable time after the termination of the engagement. In any event, all documents and other materials in my file may be discarded or destroyed, without notice to you, after a period of no less than five (5) years following the conclusion of our engagement.

4.

Post-Engagement Matters: You are engaging me to provide accounting services for a specific period of time. After completion of the matter, changes may occur in applicable laws or regulations that could have an impact upon your future rights and liabilities. Unless you engage me after completion of the matter to provide additional services on issues arising after the stated period of time, I have no continuing obligation to advise you with respect to future accounting developments. In addition, unless you and I agree in writing to the contrary, I will have no obligation to monitor renewal or notice dates or similar deadlines which may arise from the matters for which I had been engaged.

5.

Fees and Expenses: This Engagement Letter confirms our oral agreement as follows: I will receive 120,000 shares of the common stock of the Company issued immediately in four certificates of 30,000 shares each with legends restricting sale or transfer in the absence of registration with the SEC or an exemption therefrom and specifying the release of 30,000 shares every three months commencing June 13, 2008 and the 13th . In the event the engagement set forth in this letter is terminated prior to March 12, 2009, shares issued pursuant to this letter but not required to be delivered to me may be cancelled.

I will include on my statements separate charges for performing services such as messenger and delivery service, travel, and filing fees, if any. Fees and expenses of others (such as consultants and local accountants, pre-approved in writing by the Company) generally will not be paid by me, but will be billed directly to you.

6.

Miscellaneous. I am an independent consultant and am not an employee of the Company.

7.

Client Responsibilities: You agree to pay for services and expenses as provided above. In addition, you agree to be candid and cooperative with me and will keep me informed with complete and accurate factual information, documents and other communications relevant to my representation or otherwise reasonably requested by me.

If this Agreement correctly sets forth your understanding of the scope of the services to be rendered to you, and if all of the terms set forth in this Engagement Letter are satisfactory, then please sign the enclosed copy and return it to me. I appreciate your decision to retain me and very much look forward to the opportunity of continuing to work with you.

Respectfully submitted.

/s/ Antonio P. Mouraa

Antonio P. Moura

The undersigned has read and understands the above Agreement, and accepts and agrees to all of its terms and conditions.

PHYSICIANS REMOTE SOLUTIONS, INC.

Dated as of: March 13, 2008

By: __/s/ Rene Arbic__________,

Rene Arbic,

Chief Executive Officer